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                                                                    EXHIBIT 99.1

                              [ACRES GAMING LETTERHEAD]

Company Contact
Patrick W. Cavanaugh
Senior Vice President and Chief Financial Officer
(702) 914-5510
pcavanaugh@acresgaming.com

    ACRES GAMING APPOINTS PRICEWATERHOUSECOOPERS AS INDEPENDENT AUDITORS AND SCHEDULES CONFERENCE CALL TO DISCUSS THIRD QUARTER 2002 FINANCIAL RESULTS

LAS VEGAS (May 8, 2002)- Acres Gaming, Incorporated (NASDAQ: AGAM), the leader in Bonusing(TM) technology for the gaming industry, today announced that its Board of Directors has approved the engagement of PricewaterhouseCoopers LLP as its independent auditors, effective today, May 8, 2002.

The decision to replace Arthur Andersen LLP as the company's independent auditors was made after a thorough selection process by the Board of Directors, its Audit Committee and management that reviewed several firms, including Arthur Andersen.

The decision to change auditors was not the result of any disagreement between the company and Arthur Andersen on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure.

Third Quarter Earnings Release and Conference Call

To allow PricewaterhouseCoopers adequate time to complete its review of Acres Third Quarter financial results, the Company has scheduled its Third Quarter Earnings Release for after the market closes on May 15. Arthur Andersen had not begun its review of Acres Third Quarter financial results.

In conjunction with Acres Gaming Incorporated (Nasdaq SM: AGAM) Third Quarter Fiscal Year 2002 earnings release, you are invited to listen to its conference call that will be broadcast live over the Internet on Wednesday, May 15 at 5:00 p.m. EDT (2:00 p.m. PDT) with Bud Glisson, CEO of Acres Gaming, and Pat Cavanaugh, CFO of Acres Gaming.

What:        Acres Gaming Third Quarter Fiscal 2002 Earnings Release

When:        Wednesday, May 15, 2002, 5:00 p.m. EDT (2:00 p.m. PDT)


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Where:       http://www.acresgaming.com

How: Live over the Internet -- Simply log on to the web at the address above or dial 1-888-224-3260

Contacts:    Investors:  Pat Cavanaugh, CFO, 1-702-914-5510

If you are unable to participate during the live webcast, the broadcast will be archived on the Web site http://www.acresgaming.com for 30 days. Also, a replay of the call will be available for 48 hours, beginning one hour after the call, by dialing 1-800-428-6051 and entering access code 242243.

ABOUT ACRES GAMING

Acres Gaming, a technology company serving the gaming industry, provides casino accounting, management and Bonusing products worldwide via its Acres Advantage(TM) and Acres Bonusing(TM) product lines. The patented Acres Bonusing Technology(TM) enables casinos to increase player enjoyment, operational efficiency, property profitability and customer satisfaction. Detailed descriptions of the promotions made available by Acres Bonusing(TM) as well as other products offered by Acres Gaming, are available at the Company's Web site, www.acresgaming.com. The company was founded in 1991 and has offices in Las Vegas and Corvallis, OR.


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